UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2012

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

0-21969	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 865-8500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 13, 2012 (the “Closing Date”), Ciena Corporation (“Ciena”) and certain of its subsidiaries, including Ciena Communications, Inc. and Ciena Canada, Inc. (with Ciena, collectively, the “Borrowers”), entered into an ABL Credit Agreement (the “Credit Agreement”) with the lenders party thereto, including Deutsche Bank AG New York Branch, as administrative agent and collateral agent (the “Agent”), Bank of America, N.A., as Syndication Agent, and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents. The Credit Agreement provides for a senior secured asset-based revolving credit facility of up to $150 million (the “Credit Facility”). Ciena has the option to increase the total commitment under the Credit Facility to $200 million, subject to certain conditions, including obtaining commitments from one or more lenders. The Credit Agreement provides that the entire amount of the Credit Facility is available for issuances of letters of credit, and allows for both swingline loans, and Canadian dollar denominated loans to Ciena's Canadian subsidiary (the “Canadian Borrower”) in an amount not to exceed $20 million. Ciena principally expects to use the Credit Facility to support the issuance of letters of credit that arise in the ordinary course of its business and thereby to reduce its use of cash to support and collateralize these instruments.

Availability under the Credit Facility will be based upon monthly (or weekly, in certain cases) borrowing base certifications valuing the Borrowers' eligible inventory and eligible accounts receivable, as reduced by certain reserves in effect from time to time. Outstanding borrowings under the Credit Facility accrue interest at floating rates plus an applicable margin ranging from 2.00% to 2.50% for LIBOR rate loans, and 1.00% to 1.50% for base rate loans. The commitment fee payable on the unused portion of the Credit Facility equals 0.50% or 0.375% based on utilization of the Credit Facility and Borrowers will pay customary letter of credit fees.

The Credit Facility matures on August 13, 2015, provided that it will mature early on (i) January 31, 2013, if any of Ciena's 0.25% senior convertible notes due May 1, 2013 are then outstanding and Ciena is unable to meet certain financial criteria with respect to its cash position at that time, or (ii) December 15, 2014, if any of Ciena's 4.00% senior convertible notes due March 15, 2015 are then outstanding. On or about the Closing Date, Ciena transferred certain outstanding letters of credit with an undrawn face amount of approximately $41.0 million to the Credit Facility. There were no other amounts outstanding under the Credit Facility as of the Closing Date.

On the Closing Date, Ciena and Ciena Communications, Inc. entered into a U.S. Guaranty in favor of the Agent, providing an unconditional guaranty of all amounts owing under the Credit Facility. Ciena Canada entered into a similar guaranty in favor of the Agent with respect to the Canadian Borrower's obligations. These agreements may require additional subsidiary guarantors in the future. In addition, Ciena, the other domestic Borrowers and the Agent entered into a Security Agreement and a Pledge Agreement on the Closing Date. Pursuant to the Security Agreement and Pledge Agreement, the obligations of Ciena and the other domestic Borrowers and the guarantees by the domestic guarantors are secured by first priority security interests (subject only to customary permitted liens and certain other permitted liens) in substantially all current assets of Ciena, the other domestic Borrowers and the domestic guarantors, such property consisting of accounts receivable, inventory, cash, deposit and securities accounts, chattel paper, promissory notes and payment intangibles and, to the extent evidencing or otherwise related to such property, all general intangibles, licenses, letter of credit rights, commercial tort claims, instruments, supporting obligations and documents. Pursuant to a Canadian Security Agreement entered into on the Closing Date by and between Ciena Canada and the Agent, similar assets of the Canadian Borrower secure the obligations of the Canadian Borrower.

The Credit Agreement contains customary covenants that limit, absent lender approval, the ability of Ciena and certain of its affiliates to, among other things, pay cash dividends, incur debt, create liens and encumbrances, redeem or repurchase stock, enter into certain acquisition transactions or transactions with affiliates, merge, dissolve, repay certain indebtedness, change the nature of Ciena's business, make investments or dispose of assets. In some cases, these restrictions are subject to certain negotiated exceptions or permit Ciena to undertake otherwise restricted activities if it satisfies certain required conditions. In addition, Ciena will be required to maintain a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 as of the end of any period of four fiscal quarters when excess availability under the Credit Facility is less than the greater of (i) 12.5% of availability or (ii) $15,000,000. Ciena is also required to maintain at all times at least $200 million in the aggregate of unrestricted cash and cash equivalents.

If (x) excess availability under the Credit Facility is less than the greater of (i) 12.5% of availability or (ii) $15,000,000 or (y) there exists an event of default, amounts in any of the Borrowers' or subsidiary guarantors' designated core deposit accounts will be transferred daily into a blocked account held by the Agent and applied to reduce outstanding amounts under the Credit Facility.

The Credit Agreement contains customary events of default including, among other things, failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control, incurrence of certain material judgments that are not stayed, satisfied, bonded or discharged within 30 days, certain ERISA events, invalidity of the credit documents, and violation of affirmative and negative covenants or breach of representations and warranties set forth in the Credit Agreement. Upon an event of default, the lenders may, subject to various customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.

ITEM 2.03 - CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: August 15, 2012	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary